Exhibit 99.1

XenoPort Reports Third Quarter Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--November 8, 2010--XenoPort, Inc. (Nasdaq:XNPT) announced today financial results for the third quarter and nine months ended September 30, 2010. Revenues for the third quarter were $0.4 million, compared to $0.4 million for the same period in 2009. Net loss for the third quarter was $19.9 million, compared to a net loss of $24.4 million for the same period in 2009. At September 30, 2010, XenoPort had cash, cash equivalents and short-term investments of $91.0 million.

XenoPort Business Updates

Since the start of the third quarter, XenoPort’s business updates include:

  Announced that the U.S. Food and Drug Administration (FDA) has accepted for review the GlaxoSmithKline (GSK) response to the FDA Complete Response letter for Horizant™ (gabapentin enacarbil) Extended-Release Tablets (also known as XP13512). Horizant is under review for the treatment of moderate-to-severe primary restless legs syndrome (RLS). The FDA has designated the new drug application (NDA) resubmission as a Class 2 response and set a new Prescription Drug User Fee Act (PDUFA) date of April 6, 2011.
  Completed enrollment in a Phase 2b randomized, double-blind, placebo-controlled, clinical trial of arbaclofen placarbil (AP) in patients with gastroesophageal reflux disease (GERD) that experience symptoms in spite of treatment with a proton pump inhibitor (PPI). XenoPort anticipates reporting top-line results of this clinical trial in the first quarter of 2011.
  Announced plans to initiate Phase 3 development of AP as a potential treatment of spasticity in multiple sclerosis (MS) patients.
  Initiated a Phase 2 randomized, double-blind, crossover clinical trial in patients with Parkinson’s disease that will evaluate safety, efficacy and pharmacokinetics of XenoPort’s new bi-layer formulation of XP21279 versus Sinemet.
  Presented new data from XenoPort’s first clinical trial of XP21279 in Parkinson’s disease patients at the World Parkinson Congress meeting in Glasgow, Scotland.
  Presented preclinical data on a new product candidate, a novel prodrug of acamprosate, at the National Fragile X Foundation’s 12th International Fragile X Conference in Detroit, Michigan.
  Presented preclinical data on XP23829, a new product candidate that is a novel prodrug of methylhydrogenfumarate, at the 26th Congress of the European Committee for Treatment and Research in Multiple Sclerosis meeting in Gothenburg, Sweden.
  Was awarded $0.5 million to further fund the development of AP and XP21279 through the Qualifying Therapeutic Discovery Project program under section 48D of the Internal Revenue Code, which was enacted as part of the Patient Protection and Affordable Care Act of 2010.

Other News – GSK Collaboration

XenoPort also announced today that it has entered into an amended and restated development and commercialization agreement with GSK with respect to Horizant/XP13512. GSK remains responsible for seeking approval of the NDA for RLS in the United States and for further development and regulatory matters with respect to Horizant for the potential treatment of post-herpetic neuralgia (PHN). Subject to the terms and conditions of the amended agreement, XenoPort has the right to pursue development of Horizant for: (1) the potential treatment of diabetic peripheral neuropathy; (2) the potential treatment of PHN to the extent that a product label would reflect a superiority claim over a currently approved drug; and (3) any additional indications in the United States. GSK remains responsible for commercialization of Horizant in the United States for all indications. In addition, XenoPort has reacquired all rights to XP13512 outside of the United States that were previously granted to GSK (which excludes the Astellas territory). As part of the amended agreement, financial terms, including potential clinical, regulatory and sales milestone payments and profit split/royalty rates, have been modified to reflect the changes in development responsibilities and the reversion of ex-U.S. rights to XenoPort.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “XenoPort has made significant progress in advancing our product candidates in the last quarter. With respect to Horizant, we worked closely with GSK on the NDA resubmission and are pleased that the FDA has accepted it for review and set an April 6, 2011 PDUFA date. We have also been working with Astellas to address questions raised by the Pharmaceuticals and Medical Device Agency (PMDA) as they review the NDA for XP13512 as a potential treatment of restless legs syndrome in Japan. We also completed enrollment in our clinical trial of AP in GERD patients who remain symptomatic despite PPI therapy, gained agreement with the FDA to advance into Phase 3 development for AP as a potential treatment of spasticity in MS patients, initiated a clinical trial in patients with Parkinson’s disease with the new bi-layer formulation of XP21279 and announced preclinical results on two new product candidates.”

Dr. Barrett continued, “I am happy to report today that we have modified our collaboration agreement with GSK in a way that we believe could enhance the development of, and potential patient access to, XP13512 for approved indications in the future, both within and outside the U.S., as well as create more value for XenoPort stockholders.”

XenoPort Third Quarter and Nine-Month Financial Results

Revenues for the third quarter were $0.4 million, compared to $0.4 million for the same period in 2009. Revenues for both periods primarily reflected the amortization of revenue recognized from an up-front license payment related to the company’s agreement with Astellas Pharma Inc.

Revenues for the nine months ended September 30, 2010 were $1.0 million, compared to $28.5 million for the same period in 2009. The decrease in revenue was primarily due to a decrease in revenue recognized from up-front license and milestone payments from Astellas and GSK.

Research and development expenses for the third quarter of 2010 were $13.8 million, compared to $17.0 million for the same period in 2009. Research and development expenses for the nine months ended September 30, 2010 were $41.7 million, compared to $54.0 million for the same period in 2009. The decrease in research and development expenses in the three months ended September 30, 2010 compared to the same period in 2009 was principally due to decreased personnel costs primarily related to decreased headcount and decreased non-cash stock-based compensation, partially offset by increased AP clinical development costs. The decrease in research and development expenses in the nine months ended September 30, 2010 compared to the same period in 2009 was principally due to decreased Horizant/XP13512 costs primarily due to decreased manufacturing and clinical activities, decreased XP21279 costs related to decreased toxicology and clinical costs, and decreased personnel costs primarily due to decreased headcount and decreased non-cash stock-based compensation, partially offset by a credit in 2009 from Astellas for manufacturing costs under the supply arrangement.

Selling, general and administrative expenses were $6.6 million for the third quarter of 2010, compared to $8.1 million for the same period in 2009. Selling, general and administrative expenses were $21.9 million for the nine months ended September 30, 2010, compared to $23.7 million for the same period in 2009. The decrease in selling, general and administrative expenses in the three and nine months ended September 30, 2010 compared to the same periods in 2009 was primarily due to decreased personnel costs as a result of decreased headcount.

Net loss for the third quarter of 2010 was $19.9 million, compared to a net loss of $24.4 million for the same period in 2009. Net loss for the nine months ended September 30, 2010 was $67.6 million, compared to a net loss of $48.0 million for the same period in 2009. Net loss per basic and diluted share was $0.65 in the third quarter of 2010 versus net loss per basic and diluted share of $0.81 for the same period in the prior year. For the nine-month period ended September 30, 2010, net loss per basic and diluted share was $2.22 versus net loss per basic and diluted share of $1.70 for the same period in 2009.

Conference Call

XenoPort will host a conference call at 8:30 a.m. Eastern Time today to discuss its financial results and provide an update on XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 22129605.

The replay of the conference call may be accessed after 7:30 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers, or 706-645-9291 for international callers. The reference number to enter the replay of the call is 22129605. Dial-in access to the replay of the call will be available for approximately one week, and the Internet replay of the call will be available for approximately one month following the live call.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. XenoPort is developing its lead product candidate in collaboration with Astellas and GSK. XenoPort’s product candidates are being studied for the potential treatment of restless legs syndrome, GERD, neuropathic pain, spasticity and Parkinson’s disease.

To learn more about XenoPort, please visit the Web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to potential future interactions with the FDA or regulatory actions related to the NDA for Horizant for the potential treatment of RLS, and the timing thereof; XenoPort’s future clinical development programs for XP13512, AP and XP21279, and the timing or results thereof; the therapeutic and commercial potential of Horizant/XP13512, AP, XP21279 or XenoPort’s preclinical product candidates; the suitability of Horizant/XP13512 as a treatment for RLS and neuropathic pain; the suitability of AP as a treatment for GERD and spasticity; the suitability of XP21279 as a treatment for Parkinson’s disease; U.S. and Japanese regulatory processes and the timing thereof; and XenoPort’s and its partners’ future clinical trials. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “anticipates,” “believe,” “could,” “plan,” “potential,” “will,” “would” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the uncertainty of the FDA or PMDA approval process and other regulatory requirements; risks associated with the submission of an NDA under Section 505(b)(2) of the Food, Drug and Cosmetic Act, including the risk that the holder of a previous NDA may challenge us for patent infringement; uncertain results and timing of clinical trials; XenoPort’s or its partners’ ability to successfully conduct clinical trials in the anticipated timeframes, or at all; XenoPort’s dependence on its current and additional collaborative partners; and the uncertain therapeutic and commercial value of XenoPort’s product candidates. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Quarterly Report on Form 10Q for the quarter ended June 30, 2010, filed with the Securities and Exchange Commission on August 6, 2010, and in XenoPort’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 8, 2010. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XenoPort is a registered trademark of XenoPort, Inc.

XNPT2F

XENOPORT, INC. BALANCE SHEETS (Unaudited)

	September 30, 2010	December 31, 2009
	(In thousands)
Current assets:
Cash and cash equivalents	$14,512	$36,255
Short-term investments	76,503	107,413
Prepaids and other current assets	2,678	3,719
Total current assets	93,693	147,387
Property and equipment, net	8,091	10,726
Restricted investments and other assets	3,022	2,099
Total assets	$104,806	$160,212
Liabilities:
Current liabilities	$13,374	$15,638
Noncurrent liabilities	17,376	17,298
Total liabilities	30,750	32,936
Stockholders’ equity:
Common stock	30	30
Additional paid-in capital and other	446,609	432,183
Accumulated deficit	(372,583)	(304,937)
Total stockholders’ equity	74,056	127,276
Total liabilities and stockholders’ equity	$104,806	$160,212

XENOPORT, INC. STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands, except per share amounts)
Revenues:
Net revenue from unconsolidated joint operating activities	$10	$24	$(164)	$24,374
Collaboration revenue	379	379	1,137	4,137
Total revenues	389	403	973	28,511
Operating expenses:
Research and development*	13,763	17,000	41,709	54,017
Selling, general and administrative*	6,597	8,140	21,877	23,693
Restructuring charges	—	—	5,275	—
Total operating expenses	20,360	25,140	68,861	77,710
Loss from operations	(19,971)	(24,737)	(67,888)	(49,199)
Interest income	72	226	242	1,080
Interest and other expenses	—	—	—	(4)
Loss before income taxes	(19,899)	(24,511)	(67,646)	(48,123)
Income tax benefit	—	(137)	—	(137)
Net loss	$(19,899)	$(24,374)	$(67,646)	$(47,986)
Basic and diluted net loss per share	$(0.65)	$(0.81)	$(2.22)	$(1.70)
Shares used to compute basic and diluted net loss per share	30,565	30,048	30,506	28,230

* Includes employee non-cash stock-based compensation as follows:
Research and development	$1,891	$2,589	$6,228	$7,722
Selling, general and administrative	2,338	2,130	7,097	6,248
Total stock-based compensation expense	$4,229	$4,719	$13,325	$13,970

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com